UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 13, 2006

TEREX CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10702	34-1531521
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

500 Post Road East, Suite 320, Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (203) 222-7170

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

Terex Corporation (“Terex” or the “Company”) previously announced that on September 29, 2006, the Company completed the sale of its ownership interest in Terex Czech s.r.o. and Tatra a.s. (collectively, “Tatra”).

Terex has posted to its website, www.terex.com, under the Investor Relations section, financial tables for 2005 and the first two quarters of 2006 that reflect the results for the Terex Roadbuilding, Utility Products and Other segment as originally reported and how they would have been reported had the results of Tatra been included under discontinued operations.

Item 8.01. Other Events.

Terex issued a press release on December 13, 2006, announcing that Robert G. Isaman will be joining the Company as President, Terex Construction. Mr. Isaman is expected to join Terex in January 2007 and will report to Tom Riordan, President and Chief Operating Officer of the Company. A copy of this press release is included as Exhibit 99.1 to this Form 8-K.

Terex issued a press release on December 15, 2006, announcing that it will redeem all $200 million principal amount outstanding of its 9-1/4% Senior Subordinated Notes due 2011 (the “Notes”), effective January 15, 2007. Terex will pay holders of the Notes 104.625 percent of the principal amount plus accrued and unpaid interest up to the redemption date. A copy of this press release is included as Exhibit 99.2 to this Form 8-K.

The Company issued a press release on December 15, 2006, announcing that its Board of Directors has authorized the repurchase of up to $200 million of the Company’s outstanding common shares through June 30, 2008. Repurchases may be made at the Company’s discretion from time to time, in open market transactions at prevailing prices or through privately negotiated transactions as conditions permit. A copy of this press release is included as Exhibit 99.2 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

99.1	Press release of Terex Corporation issued on December 13, 2006, with respect to the appointment of Robert G. Isaman.

99.2	Press release of Terex Corporation issued on December 15, 2006, with respect to the note redemption and stock repurchase.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 15, 2006

TEREX CORPORATION

By: /s/ Phillip C. Widman
Phillip C. Widman
Senior Vice President and
Chief Financial Officer